Exhibit 99.1
IDM Successfully Manufactures First Lot of Junovan™ to Support Filing
for Marketing Authorization
SAN DIEGO — September 22, 2005. IDM Pharma, Inc. (Nasdaq: IDMI) today announced that it has produced a first lot of Junovan (previously known as L-MTP-PE or MEPACT) that meets current specifications as well as the prior specifications for the product used in the conduct of the Phase III study in patients with high grade non-metastatic osteosarcoma, the indication for which IDM will be seeking marketing authorization. The Company achieved this important milestone with its key contract manufacturers, Genzyme Pharmaceuticals, Liestal, Switzerland; NOF Corporation, Tokyo, Japan; Ben Venue Laboratories, Cleveland, Ohio and Solvias AG, Basel, Switzerland.
“We are pleased to be working with world-class contract manufacturers as this is an essential step for IDM to ensure we have GMP product that not only meets current requirements, but that will also be sufficiently comparable to the previous product utilized during clinical development so that the development data can be used to support approval,” said Jean-Loup Romet-Lemonne, IDM’s Chairman and CEO. “We intend to initiate comparability studies with the new IDM product immediately. A proposed protocol for demonstration of comparability is currently under review by the FDA.”
About Junovan™
Junovan is a liposomal formulation of MTP-PE (Muramyl Tripeptide Phosphatidylethanolamine) specifically designed for in vivo targeting of macrophages by intravenous infusion. It is a fully synthetic derivative of muramyl dipeptide, a naturally occurring component of bacterial cell walls. Junovan has been evaluated in Phase II and Phase III clinical trials for the treatment of osteosarcoma. The IDM Phase III trial was the largest ever published in osteosarcoma and demonstrated improvement in disease-free and overall survival among patients with non-metastatic, resectable osteosarcoma, who were treated with L-MTP-PE, corresponding to a relative reduction in the risk of recurrence of 25% and a relative reduction in the risk of death of 30%. Adverse events associated with the use of Junovan are generally mild to moderate and thought to be associated with its biological activity. Severe adverse events in the Phase III study were those typically associated with high dose multiple-drug chemotherapy, which was used together with Junovan in the Phase III trial.
Junovan for the treatment of osteosarcoma is IDM’s lead product candidate. Junovan has received Orphan Drug Status in both the U.S. and EU, and the Company is working with U.S. and EU regulatory agencies regarding the appropriate pathway for product marketing approval. The Company expects to receive regulatory approval for Junovan in the U.S. and EU in 2007.
About Osteosarcoma
Osteosarcoma is a bone tumor that occurs predominantly in adolescents and young adults. It is the most common form of bone cancer and accounts for approximately 5% of all childhood tumors. There are approximately 900 new cases of osteosarcoma per year in each of the United States and Europe.
About IDM Pharma
IDM is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer and infectious disease. IDM is currently developing three types of products: the first is designed to destroy cancer cells by activating innate immunity, the second to prevent tumor recurrence by triggering a specific adaptive immune response, and the third to treat chronic infectious disease with therapeutic vaccines.

IDM currently has 7 products in clinical development. The most advanced product, Junovan™, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and three are in Phase I in colorectal cancer, hepatitis B and HIV infection.
IDM has major product development partnerships with SANOFI-AVENTIS in cancer immunotherapy, and with INNOGENETICS in vaccine development for the treatment of chronic hepatitis B and C and papilloma virus infection. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001 respectively.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events, including the expected comparability of product manufactured under current specifications with product manufactured under prior specifications and used during clinical development so that existing development data can be used to support filing for marketing authorization, the potential benefits of Junovan in treating osteosarcoma, the timing for approval to market Junovan by U.S. and EU regulatory authorities and the status of development of IDM’s product candidates. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to timing of the FDA review of the protocol to demonstrate comparability of the product manufactured under current specifications, the possibility that the new product will not demonstrate comparability with previously manufactured product used in clinical development, whether regulatory authorities will approve Junovan within the time frame expected by the Company, whether the Company will be able to manufacture Junovan even if it is approved by regulatory authorities, whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products, whether the cash resources of the Company will be sufficient to fund operations as planned, the uncertainty of the Company’s future access to capital, the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004 (filed under Epimmune Inc.), the Proxy Statement filed with the Securities and Exchange Commission (SEC) on June 30, 2005, and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Robert De Vaere
Chief Financial Officer
(858) 860-2500